Exhibit 99.1

For Immediate Release

Stewart Information Services Announces Plan to Create Single Class of Common Stock

HOUSTON, January 27, 2016 – Stewart Information Services Corporation (NYSE: STC) (“Stewart” or the “Company”) today proposed a plan to reclassify the Company’s common stock to eliminate its dual class structure. The proposed reclassification has been unanimously approved by the Company’s Board of Directors (the “Board”).

Under the terms of the proposed reclassification, holders of Class B Common Stock will exchange 1,050,012 shares of Class B Common Stock for 1,050,012 shares of Common Stock plus $12 million in cash in the aggregate. In support of the plan to reclassify, Stewart has entered into a definitive agreement providing for the proposed reclassification with the holders of the Class B Common Stock, which collectively own 1,050,012 shares of the Company’s Class B Common Stock.

Upon completion of this transaction, all outstanding shares of Stewart Common Stock will be entitled to one vote per share on all matters brought to the Company’s stockholders.

Thomas G. Apel, Chairman of the Board, said, “After a thorough analysis by the Board, we determined that this reclassification is in the best interests of the Company and all Stewart stockholders. We believe the proposal announced today will help to strengthen Stewart’s corporate governance, aligning voting rights with the economic interests of our stockholders.”

Matthew Morris, Chief Executive Officer, added “We look forward to continuing to pursue our strategic initiatives under a simplified structure that will provide a solid foundation for us to drive value creation and future growth.”

The Board believes the proposed reclassification will benefit stockholders by:

•	Aligning the economic interests and voting rights of all stockholders;

•	Eliminating the holders of the Class B Common Stock’s control rights and reducing the concentration of their voting power;

•	Aligning the capital allocation interests of all stockholders;

•	Moving in line with corporate governance best practices and being responsive to the 2015 stockholder proposal vote on this issue; and

•	Broadening the appeal of Stewart’s stock to a larger base of investors.

The Company will be seeking stockholder approval of the reclassification as well as stockholder approval of certain amendments to the Company’s governing documents.

The completion of the proposed reclassification is subject to customary closing conditions, including required stockholder approvals from holders of Common Stock and the Class B Common Stock. The holders of the Class B Common Stock have agreed to vote all of their shares of Company stock in favor of the proposed reclassification. The proposed reclassification is expected to be completed in the second quarter of 2016.

The Company also entered into amended employment agreements with Malcolm Morris and Stewart Morris, Jr. which will become effective with shareholder approval of the reclassification. In addition, the Company entered into revised agreements related to certain existing insurance policies.

Additional details of the proposed reclassification and related matters, including the proposed amendments to the Company’s governing documents, the amended employment agreements and the settlement agreements will be described in the Company’s current report on Form 8-K with respect to the reclassification, which will be filed with the U.S. Securities and Exchange Commission.

Goldman, Sachs & Co. served as lead financial advisor to the Company and Skadden, Arps, Slate, Meagher & Flom LLP served as Stewart’s legal counsel.

About Stewart

Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; our exit of the delinquent loan servicing business lines and the wind down of these operations; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Shareholders (the “2015 Proxy Statement”), filed with the SEC on March 31, 2015. To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.stewart.com) or by contacting Denise Carraux at (713) 625-8027, by email at dcarraux@stewart.com or by mail at Stewart Information Services Corporation, Attn: Investor Relations, 1980 Post Oak Blvd., Ste. 800, Houston, TX 77056. In addition, copies of the proxy materials, when available, may be requested from Denise Carraux at (713) 625-8027, by email at dcarraux@stewart.com or by mail at Stewart Information Services Corporation, Attn: Investor Relations, 1980 Post Oak Blvd., Ste. 800, Houston, TX 77056.

Contact:

Stewart Information Services Corp.

John Arcidiacono, (713) 625-8019

Chief Marketing Officer

jarcidia@stewart.com

or

Nat Otis, (713) 625-8360

Director-Investor Relations

nat.otis@stewart.com

http://www.stewart.com